Exhibit 10.60

This Agreement is entered into on 27 September 2005 by and between

SONY COMPUTER ENTERTAINMENT EUROPE LIMITED

of 30 Golden Square, London W1F 9LD

(hereinafter referred to as “SCEE”)

- and -

ACTIVISION UK LIMITED

of Parliament House, St. Laurence Way, Slough, Berks, SL1 2BW

(hereinafter referred to as “Publisher”)

PUBLISHER AUTHORISATION #: 056

Recitals

(A)                              SCEE, its parent company Sony Computer Entertainment Inc., and/or certain of their affiliates and companies within the group of companies of which any of them form part (hereinafter jointly and severally referred to as “Sony”) have developed, and are licensing core components of, a computer entertainment system known and hereinafter referred to as “PlayStation® Portable” or “PSP”, and are the owners of, or have the right to grant licences of, certain proprietary information and intellectual property rights pertaining to PSP.

(B)                                Publisher desires to be granted a non-exclusive licence, on a product by product basis, to market, distribute and sell Licensed Products (as defined below), and for such Licensed Products and associated materials to be manufactured by an authorised manufacturing facility licensed by SCEE, on the terms and subject to the conditions set forth in this Agreement.

(C)                                SCEE is willing, on the terms and subject to the conditions of this Agreement, to grant Publisher the desired non-exclusive licences.

In consideration of the undertakings, representations and warranties given herein, and of other good and valuable consideration the receipt and sufficiency of which is acknowledged, Publisher and SCEE agree as follows:

1.                                      Definitions

1.1                                 “Licensed Products” means the PSP format Software games listed in Schedule 3, and such further PSP format Software games as shall, from time to time, achieve unconditional pass status under SCEE’s product assessment process, in unique UMD format software discs and shells.

1.2                                 “Licensed Territory” means the countries specified in Schedule 1.

1.3                                 “Sony Intellectual Property Rights” means all worldwide current and future rights in or in relation to the Licensed Trademarks, any patents, inventions, designs, copyrights, rights in databases, trademarks, service marks, trade names (including any goodwill associated with any trademarks

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or names), semi-conductor topography rights, Confidential Information of Sony, rights in technical information and know-how, rights in the nature of unfair competition rights and rights to sue for passing off and all other proprietary or intellectual property rights (and the equivalents of each of the foregoing under the laws of any jurisdiction) of Sony pertaining to Sony Materials and/or PSP (including, without limitation, all registrations, applications to register and rights to apply for registration of the same) for their full term including all renewals and extensions thereof.

1.4                                 “Specifications” means such specifications relating to the content and/or manufacture of Licensed Products, Printed Materials, Advertising Materials and/or related matters or materials as may from time to time be promulgated by Sony, which specifications (and/or procedures relating to the testing or verification of all such materials for conformity to the Specifications and/or relating to the ordering and manufacture of Licensed Products and associated materials) are incorporated into and form part of this Agreement and may be amended from time to time upon reasonable notice to Publisher.

1.5                                 “Licensed Trademarks” means the “PS” family logo and PlayStation Portable and “PSP” logotypes and such other trademarks, service marks, trade dress, logos and other icons or indicia as shall be specified in the Specifications or otherwise designated by SCEE from time to time. SCEE may amend such Licensed Trademarks upon reasonable notice to Publisher.

Publisher is not authorised to use the PlayStation, PSone, PlayStation 2, “PS2”, playstation.com or psp.com logos and/or logotypes or the PlayStation Shapes devices, other than as expressly permitted by separate agreement. Nothing contained in this Agreement shall in any way grant Publisher the right to use the trademark “Sony” in any manner as (or as part of) a trademark, trade name, service mark or logo or otherwise howsoever.

1.6                                 “Advertising Materials” means all advertising, merchandising, promotional and display materials of or concerning the Licensed Products.

1.7                                 “Printed Materials” means all artwork and mechanicals to be set forth on the Licensed Product itself, and on the box (or other) packaging for the Licensed Product and all instruction manuals, inlays, inserts, stickers and other user information and/or materials to be inserted in or affixed to such box and/or packaging.

1.8                                 “Manufactured Materials” means all units of the Licensed Products, of the Printed Materials to be set forth on the Licensed Products themselves and of the boxes for such Licensed Products (which expression shall include any alternative form of container for Licensed Products subsequently introduced by SCEE).

1.9                                 “Licensed Developer Software” means Licensed Developer’s application source code and data (including audio and visual material) developed by Licensed Developer in accordance with its LDAP which, when integrated with any software (whether in object code or source code form) provided by SCEE, creates PSP format Software.

1.10                           “Licensed Developer” means Publisher or such other third party as shall have developed Licensed Developer Software and PSP format Software pursuant to a then current LDAP.

1.11                           “LDAP” means the PSP Licensed Developer Agreement between Licensed Developer of the applicable PSP format Software and SCEE (or an equivalent such agreement between Licensed Developer and an Affiliate of SCEE).

1.12                           ‘‘Article 6” means Article 6 of Council Directive 91/250/EEC of 14 May 1991 on the legal protection of computer programs.

1.13                           “Affiliate of SCEE” means, as applicable, either Sony Computer Entertainment Inc in Japan, Sony Computer Entertainment America Inc in the USA, Sony Computer Entertainment Korea or such other Sony Computer Entertainment entity as may be established by Sony from time to time.

1.14                           “PSP format Software” means Publisher’s object code software, which includes Licensed Developer Software and any software (whether in object code or source code form) which is provided by SCEE and intended to be combined with Licensed Developer Software for execution on PSP and has the ability to communicate with the software resident in PSP.

1.15                           “Sony Materials” means any hardware, data, object code, source code, documentation (or any part(s) of any of the foregoing) and related peripheral items provided to the Licensed Developer of any PSP format Software pursuant to the LDAP applicable for such PSP format Software.

1.16                           “Confidential Information of Sony” means the content and/or substance of this Agreement (including the Schedules hereto and the Specifications) and any and all confidential and/or proprietary information, documents and related materials of whatever nature (including, without limitation, all information made available to Publisher on www.publisher.scee.net or other Sony websites or otherwise and all processes, hardware, software, inventions, trade secrets, ideas, designs, research, know-how, business methods, production plans and marketing plans) concerning PSP and related products, developed or owned by, licensed to or under the control of Sony and, without limitation, information otherwise related to Sony’s technology, know-how, products, potential products, research projects, trials, promotional advertising and marketing plans, schedules and budgets, licensing terms and pricing, customer lists and details, commercial relationships or negotiations, services, financial models and other business information, whether relating to PSP or otherwise including relating to Sony’s “PlayStation” and “PlayStation 2” predecessor video and computer entertainment system(s), disclosed by whatever means, whether directly or indirectly, by or on behalf of Sony to Publisher at any time, whether disclosed orally, in writing or in machine-readable or other form, or otherwise discovered by Publisher (or any parent company, subsidiary or affiliate of Publisher) as a result of any information or materials provided (whether directly or indirectly) by or on behalf of Sony to Publisher (or any parent company, subsidiary or affiliate of Publisher).

1.17                           “UMD” means Universal Media Disc, a proprietary disc format developed by or on behalf of Sony.

1.18                           “Third Party Intellectual Property Rights” means all worldwide current and future rights in or in relation to any patents, inventions, designs, copyrights, rights in databases, trademarks, service marks, trade names (including any goodwill associated with any trademarks or names), semi-conductor topography rights, trade secret rights, technical information and know-how, rights in the nature of unfair competition rights and rights to sue for passing off and all other proprietary or intellectual property rights (and the equivalents of each of the foregoing under the laws of any jurisdiction) of any third party other than Publisher or Sony (including, without limitation, all registrations, applications to register and rights to apply for registrations of the same) for their full term including all renewals and extensions thereof.

1.19                           “Term” means, subject to Clause 2.2, the period from [***] and continuing thereafter unless and until terminated by not less than [***] notice on either side given to expire on such date or any subsequent [***].

1.20                           “CNDA (PSP)” means the Confidentiality & Non-Disclosure (or similar) Agreement between Publisher and SCEE or an Affiliate of SCEE relating to PSP and to Confidential Information of Sony and/or of Publisher thereunder.

1.21                           “Confidential Information of Publisher” means any and all confidential and/or proprietary information, documents and related materials of whatever nature (including, without limitation,

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all processes, hardware, software, inventions, trade secrets, ideas, designs, research, know-how, business methods, production plans and marketing plans) concerning PSP format Software developed or owned by, licensed to or under the control of Publisher and, without limitation, information otherwise related to Publisher’s technology, know-how, products, potential products, research projects, trials, promotional advertising and marketing plans, schedules and budgets, licensing terms and pricing, customer lists and details, commercial relationships or negotiations, services, financial models and other business information, whether relating to PSP format Software or otherwise, disclosed by whatever means, whether directly or indirectly, by or on behalf of Publisher to SCEE at any time, whether disclosed orally, in writing or in machine-readable or other form, or otherwise discovered by SCEE as a result of any information or materials provided (whether directly or indirectly) by or on behalf of Publisher to SCEE, which information is designated by Publisher as, or becomes known to SCEE under circumstances indicating that such information is, confidential or proprietary.

2.                                      Grant of Licence

2.1                                 SCEE hereby grants to Publisher, and Publisher hereby accepts, within the Licensed Territory only and under the Sony Intellectual Property Rights, a non-exclusive non-transferable licence, without the right to sub-license (except as specifically provided herein), to publish Licensed Products in such genres or categories as SCEE shall from time to time designate in the Specifications, and the right and obligation to use the Licensed Trademarks, in the form and manner prescribed in the Specifications, strictly, only and directly in connection with such publication.

2.2                                 For these purposes, to “publish” shall mean any or all of the following: (i) produce Advertising Materials and Printed Materials; (ii) to issue to SCEE purchase orders for Manufactured Materials as prescribed in Clause 6; (iii) to market and advertise Licensed Products; (iv) to distribute and sell Licensed Products (and to authorise others so to do) save that, until [***], such rights shall be limited to the distribution and sale of Licensed Products to trade only; and (iv) from [***], to sub-license to end users the right to use Licensed Products for non-commercial purposes only and not for public performance. Failure to take all measures necessary to ensure that Licensed Products are not made available to consumers prior to [***] will be a material breach of this Agreement not capable of remedy and an infringement of the Licensed Trademarks.

3.                                      Limitations

3.1                                 Publisher shall publish Licensed Products only if based on Licensed Developer Software developed by a Licensed Developer strictly in accordance with all the terms and conditions of such Licensed Developer’s LDAP and shall not, subject to Article 6, publish or attempt to publish any other software whatsoever intended for or capable of execution on PSP.  The onus of evidencing that each Licensed Product satisfies the foregoing criteria shall rest on Publisher and SCEE reserves the right to require Publisher to furnish evidence satisfactory to SCEE that the foregoing criteria are satisfied.

3.2                                 Publisher shall not publish PSP format Software or Licensed Products outside the Licensed Territory unless and until Publisher shall be authorised and licensed so to do pursuant to a current license agreement with the applicable Affiliate of SCEE. Further, Publisher shall not sub-publish PSP format Software or Licensed Products through a third party either within or outside the Licensed Territory unless and until such sub-publisher shall be authorised and licensed so to do

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either pursuant to a current PSP Licensed Publisher Agreement with SCEE or a current PSP licence agreement with the applicable Affiliate of SCEE.

3.3                                 The licence granted in this Agreement extends only to the publication, marketing, distribution and sale of Licensed Products in such formats as may be designated by SCEE. Without limiting the generality of the foregoing and except as otherwise provided herein, Publisher and, if applicable, its sub-publishers shall at all times and in all territories be strictly prohibited from undertaking or authorising the distribution or transmission of PSP format Software or Licensed Products through electronic means or any other means now known or hereafter devised, including without limitation, via wireless, cable, fibre optic means, telephone lines, microwave and/or radio waves, or over a network of interconnected computers or other devices. Notwithstanding this limitation, Publisher may (i) authorise the sharing of insubstantial parts of PSP format Software between PSPs (so called “game sharing”) and ad hoc playing of a PSP format Software game between PSPs and, in each case by the use of the wireless features of the PSP and not via the internet or other publicly available network; (ii) undertake or authorise the distribution or transmission of PSP format Software, or user-contributed content for use with PSP format Software, over the internet or other publicly available network, and the playing of PSP format Software games between players via the internet or other publicly available network strictly for non-commercial purposes (so that no rights are granted under this Agreement where Publisher receives any direct or indirect income from such downloads or services including, without limitation, one-off payments, subscriptions, revenue sharing, advertising revenue or a combination of all or any of the same); and (iii) electronically transmit PSP format Software from site to site, or from machine to machine over a computer network, for the sole purpose of facilitating development; provided that no right of retransmission shall attach to any such transmission, and provided further that Publisher shall use reasonable security measures customary within the high technology industry to reduce the risk of unauthorised interception or retransmission of such transmissions.

3.4                                 Subject only to Article 6, Publisher and, if applicable, its sub-publishers shall at all times be strictly prohibited from disassembling or decompiling software, peeling semiconductor components or otherwise reverse engineering or attempting to reverse engineer or derive source code or create derivative works from PSP format Software, from permitting or encouraging any third party so to do, and from acquiring or using any materials from any third party who does so. Publisher shall in all cases be primarily liable for the payment of Platform Charge to the applicable authorised manufacturing facility licensed by SCEE in accordance with Clause 7 hereof in respect of any product published by Publisher, or, if applicable, any of its sub- publishers, which utilises Sony Materials and/or Sony Intellectual Property Rights and/or, subject to Council Directive 91/250/EEC, Confidential Information of Sony. The onus of evidencing that any such product is not so published shall rest on Publisher and SCEE reserves the right to require Publisher to furnish evidence satisfactory to SCEE that the applicable of the foregoing criteria are satisfied.

3.5                                 Publisher shall inform all such sub-publishers of the obligations imposed by this Agreement and shall obtain their commitment to abide by the same.

3.6                                 Publisher acknowledges and agrees that; (i) no rights are granted under this Agreement in respect of non-game products or products which contain significant elements of, or are a hybrid with, audio or video profile products for UMDs; (ii) no Licensed Product shall, except as specifically authorised in advance writing by SCEE in each case, incorporate (in whole or in part) more than 1 (one) game product; and (iii) it may publish, market, distribute, sell or otherwise dispose of Licensed Products only on a standalone basis, and may not do the same in conjunction or bundled with any other goods, products or services except as specifically authorised in advance in writing by SCEE in each case.

3.7                                 Any breach of the provisions of this Clause 3 shall be a material breach of this Agreement not capable of remedy.

4.                                      Reservations

4.1                                 This Agreement does not grant any right or licence, under any Sony Intellectual Property Rights or otherwise, except as expressly provided herein, and no other right or licence is to be implied by or inferred from any provision of this Agreement or the conduct of the parties hereunder. Subject only to the rights of Publisher under this Agreement, all right, title and interest in and to the Sony Materials and the Sony Intellectual Property Rights are and shall be the exclusive property of Sony, and Publisher shall not make use of, or do or cause to be done any act or thing contesting or in any way impairing or tending to impair any of Sony’s right, title or interest in or to, any of the Sony Materials, Sony Intellectual Property Rights and PSP except as authorised by and in compliance with the provisions of this Agreement or as may otherwise expressly be authorised in writing by Sony; provided however that the foregoing shall not be taken to preclude Publisher from challenging the validity of any Sony Intellectual Property Rights. No right, licence or privilege has been granted to Publisher hereunder concerning the development of any collateral product or other use or purpose of any kind whatsoever which displays or depicts any of the Licensed Trademarks. No promotional or novelty items or premium products (including, by way of illustration but without limitation, T-shirts, posters, stickers, etc) displaying or depicting any of the Licensed Trademarks shall be developed, manufactured, marketed, sold and/or distributed by, with the authority of or on behalf of, Publisher without the prior written consent and authorisation of SCEE in each case.

4.2                                 The Licensed Trademarks and the goodwill associated therewith are and shall be the exclusive property of Sony. Nothing herein shall give Publisher any right, title or interest in or to any of the Licensed Trademarks, other than the non-exclusive licence and privilege to display and use the Licensed Trademarks solely in accordance with the provisions of this Agreement. Publisher shall not do or cause to be done any act or thing contesting or in any way impairing or tending to impair any of Sony’s right, title or interest in or to any of the Licensed Trademarks, nor shall Publisher register or apply to register any trademark in its own name or in the name of any other person or entity, or obtain or seek to obtain rights to employ internet domain name(s) or address(es), which is or are similar to or is or are likely to be confused with any of the Licensed Trademarks; provided however that the foregoing shall not be taken to preclude Publisher from challenging the validity of any Licensed Trademarks.

4.3                                 Publisher or Licensed Developer (as applicable) retains all right, title and interest in and to Licensed Developer Software, including Licensed Developer’s intellectual property rights therein and any names or other designations used as titles therefor, and nothing in this Agreement shall be construed to restrict the right of Licensed Developer to develop and/or the right of Publisher to publish products incorporating Licensed Developer Software alone (which do not contain or rely on Sony Materials and/or Sony Intellectual Property Rights and/or, subject to Council Directive 91/250/EEC, Confidential Information of Sony), and/or under such names or other designations, for any hardware platform or service other than PSP.

4.4                                 Subject to the proviso to Clauses 4.1 and 4.2 above, Publisher shall, at the expense of SCEE, take all such steps as SCEE may reasonably require, including the execution of licences and obtaining registrations, to assist SCEE in maintaining the validity and enforceability of Sony Intellectual Property Rights.

4.5                                 Without prejudice to Clause 11, Publisher or SCEE (as applicable) shall promptly and fully notify the other in writing in the event that it discovers or otherwise becomes aware of any actual, threatened or suspected infringement of, or challenge to, any of the intellectual property or trademark rights of the other embodied in any of the Licensed Products, and of any claim of infringement or alleged infringement by the other of any Third Party Intellectual Property Rights, and shall at the request and expense of the other do all such things as may reasonably be required to assist the other in taking or resisting any proceedings in relation to any such infringement or claim.

5.                                      Quality Standards

5.1                                 Each Licensed Product, including without limitation the title and content thereof, and/or Publisher’s use of any of the Licensed Trademarks, shall be required to conform to the Specifications. Testing or verification for conformity to the Specifications shall be conducted by SCEE or, at Publisher’s election, by an independent external testing service (if and when such service becomes available).

5.2                                 Publisher shall submit for testing for conformity to the Specifications such information and materials relating to the PSP format Software for each Licensed Product as shall be specified in the Specifications.  Such Specifications shall be comparable with the specifications applied by Sony with respect to its own PSP format software products. SCEE acknowledges and agrees that such Specifications shall be of prospective application only and shall not be applied to any inventory units of the Licensed Products manufactured prior to, or in the active process of manufacture at the date of, the promulgation thereof by SCEE.

5.3                                 For each Licensed Product, Publisher shall be responsible, at Publisher’s expense, for the origination of all Printed Materials, and for the manufacture and delivery to the manufacturer of such Licensed Product of all Printed Materials other than those to be set forth on the Licensed Product itself, all of which Printed Materials shall conform in all material respects to the Specifications. The Specifications referred to above shall be comparable with the specifications applied by Sony with respect to its own PSP format software products. SCEE acknowledges and agrees that such Specifications shall be of prospective application only and shall not be applied to any inventory units of the Licensed Products manufactured prior to, or in the active process of manufacture at the date of, the promulgation thereof. All materials to be submitted pursuant to this Clause 5.3 shall be delivered by such means and in such form as shall be prescribed in the Specifications and at Publisher’s sole risk and expense. Publisher undertakes that the quality of such Printed Materials shall be of the same quality as that associated with high quality consumer products.

5.4                                 SCEE (or, where applicable, an independent external testing service as aforesaid) will test or verify for conformity to the Specifications (as the case may be) all materials submitted by Publisher pursuant to Clause 5.2 and Clause 5.3. Where such testing or verification is conducted by SCEE, SCEE shall advise Publisher of the results of such testing or verification within the applicable of the timeframes specified in the Specifications. Where such testing or verification is conducted by such independent external testing service, such service shall advise Publisher of the results of such testing or verification within timeframes agreed between such service and Publisher (and SCEE shall have no responsibility or liability whatsoever arising from a failure by such service to meet such timeframes). If any of such materials (or any element(s) thereof) fail to conform to the Specifications, SCEE (or, where applicable, such independent external testing service) shall specify the reasons for such failure and state what revisions are required.  After making the required revisions, Publisher may resubmit such materials in such revised form for re-testing or re-verification by SCEE (or, where applicable, such independent external testing service). The procedures described in this Clause 5.4 shall if necessary be repeated until all such materials for each Licensed Product shall expressly have been certified as conforming to the Specifications, such certification to be validly given only if in writing and signed by the duly authorised representative(s) of SCEE as specified in the Specifications (or, where applicable, by the duly authorised representative(s) of such independent external testing service). SCEE shall have no liability to Publisher for the accuracy or content (including translations and localisations) of Printed Materials (except only items required to be included in accordance with the Specifications) or in respect of costs incurred or irrevocably committed by Publisher as a result of any failure to conform to Specifications (even where certified for conformity) or in relation to, or to the use of, Printed Materials which shall not have been given a certificate of conformity by SCEE (or, where applicable, by such independent external testing service). No production units of any Licensed Product shall be manufactured, marketed, distributed or sold by, with the authority of or on behalf of, Publisher unless and until such a certificate of conformity of such Licensed Product shall first have been given by SCEE (or, where applicable, by such independent external testing service). No certificate of conformity from SCEE (or, where applicable, from such independent external testing service) of any element of the materials so submitted or resubmitted shall be deemed a certificate of conformity of any other element of such materials, nor shall any such certificate of conformity be deemed to constitute a waiver of any of SCEE’s rights under this Agreement.

The generality of the foregoing notwithstanding, in the event that Publisher wishes to contest a finding by SCEE of non-conformity to the Specifications as an alternate to making required revisions and resubmissions as above, or in the event that Publisher wishes to contest the outcome of SCEE’s product assessment process in relation to any specific product. Publisher may have recourse to the appeals process specified in the Specifications.

5.5                                 Publisher shall not change in any material respect any of the materials for which a certificate of conformity shall have been given by SCEE (or, where applicable, by an independent external testing service) pursuant to Clause 5.4 (or, if applicable, pursuant to Clause 5.6) (or, alternately, which shall have been held to conform to the Specifications following recourse by Publisher to the appeals process specified in the Specifications).  If any of the Licensed Products and/or related materials published by, with the authority of or on behalf of, Publisher fail to conform to the Specifications and the materials for which SCEE (or, where applicable, such independent external testing service) shall from time to time have given a certificate of conformity, then the provisions of Clause 14.2 shall apply.

5.6                                 SCEE reserves the right to require that pre-production samples of all Advertising Materials shall be submitted by Publisher to SCEE or, at Publisher’s election, to an independent external testing service (if and when such service becomes available), [***] and in accordance with the procedure specified in the Specifications, for verification for conformity to the Specifications (including specifically, but without limitation, in relation to the usage of any of the Licensed Trademarks), prior to any actual production, use or distribution of any such items by, with the authority or on behalf of, Publisher. No such proposed Advertising Materials shall be produced, used or distributed directly or indirectly by Publisher without first obtaining a certificate of conformity to the Specifications.  Where such verification is conducted by SCEE, SCEE shall advise Publisher of the results of such verification within the applicable of the timeframes specified in the Specifications.  Where such verification is conducted by such independent external testing service, such service shall advise Publisher of the results of such verification within timeframes agreed between such service and Publisher (and SCEE shall have no responsibility or liability whatsoever arising from a failure by such service to meet such timeframes). If any such Advertising Materials (or any element(s) thereof) fail to conform to the Specifications, SCEE (or, where applicable, such independent external testing service) shall

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specify the reasons for such failure and state what revisions are required. After making the required revisions, Publisher may resubmit such materials in such revised form for re-verification by SCEE (or, where applicable, by such independent external testing service). The procedures described in this Clause 5.6 shall if necessary be repeated until all such Advertising Materials for each Licensed Product shall expressly have been certified as conforming to the Specifications, such certification to be validly given only if in writing and signed by the duly authorised representative(s) of SCEE as specified in the Specifications (or, where applicable, by the duly authorised representative(s) of such independent external testing service). SCEE shall have no liability to Publisher in respect of costs incurred or irrevocably committed by Publisher in relation to, or to the use of, Advertising Materials which shall not have been given a certificate of conformity by SCEE (or, where applicable, by such independent external testing service). No certificate of conformity from SCEE (or, where applicable, from such independent external testing service) of any element of Advertising Materials so submitted or resubmitted shall be deemed a certificate of conformity of any other element of such Advertising Materials, nor shall any such certificate of conformity be deemed to constitute a waiver of any of SCEE’s rights under this Agreement.

The generality of the foregoing notwithstanding, in the event that Publisher wishes to contest a finding of non-conformity to the Specifications by SCEE, and as an alternate to making required revisions and resubmissions as above, Publisher may have recourse to the appeals process specified in the Specifications.

Subject in each instance to the prior written consent of SCEE, Publisher may use such textual and/or pictorial advertising matter (if any) as may be created by, with the authority or on behalf of, Sony pertaining to the Sony Materials and/or to the Licensed Trademarks on such Advertising Materials as may, in Publisher’s judgement, promote the sale of Licensed Products within the Licensed Territory. Sony shall have the right to use Licensed Products and/or other materials relating to Publisher’s PSP format Software games in any advertising or promotion for PSP at Sony’s expense, subject to giving Publisher reasonable prior notice of such advertisement or promotion. Sony shall confer with Publisher regarding the text of any such advertisement.

5.7                                 No Licensed Product may be published in any country of the Licensed Territory unless the Licensed Product itself and associated Printed Materials bear a consumer advisory age rating either: (i) as required by local law; or (ii) where no such local law obtains, as prescribed under the Pan European Games Information age rating system (“PEGI”) promulgated by the Interactive Software Federation of Europe. Each such rating shall be displayed as prescribed by local law or under PEGI as the case may be. Publisher shall also conform to local law or to the requirements of PEGI as the case may be in relation to the display of consumer advisory age ratings in Advertising Materials. No Licensed Product, nor any Printed Materials or Advertising Materials, may bear more than one consumer advisory age rating.

6.                                      Manufacture of Licensed Products & Associated Materials

6.1                                 Subject only to Article 6, Publisher acknowledges and agrees that it shall purchase Manufactured Materials only from an authorised manufacturing facility licensed by SCEE.  SCEE shall have the right, but no obligation, to subcontract the whole or any part or phase of the production of any or all of the Manufactured Materials or any part(s) thereof.

6.2                                 Promptly following the giving by SCEE (or, where applicable, by an independent external testing service as aforesaid) of a certificate of conformity to the Specifications (or, alternately, a holding of conformity to the Specifications following recourse by Publisher to the appeals process specified in the Specifications) for each Licensed Product pursuant to Clause 5.4, SCEE shall create (from one of the copies of the finally tested version of the PSP format Software as submitted by Publisher pursuant to Clause 5.2) an encrypted copy of such PSP format Software for transmission to the authorised manufacturing facility licensed by SCEE for the creation of the master UMD Disc (“Master UMD Disc”) from which all other copies of the Licensed Product are to be replicated in compliance with the Specifications effective at the time of replication. Where such certificate of conformity shall have been given by such an independent external testing service, then the copy of the finally tested version of the PSP format Software as submitted by Publisher pursuant to Clause 5.2 from which the Master UMD Disc is to be created shall be furnished to SCEE by such service. Publisher will retain duplicates of all such PSP format Software. SCEE shall not be liable for loss of or damage to any copies of the PSP format Software furnished to SCEE hereunder. There will be no technology exchange between Sony and Publisher under this Agreement. The encryption and mastering process being of a proprietary and commercially confidential nature, neither SCEE nor any manufacturing subcontractor of SCEE will under any circumstances release any Master UMD Discs or other in-process materials to Publisher. All such physical materials shall be and remain the sole property of Sony.

6.3                                 Publisher shall be solely responsible for the delivery, direct to an authorised manufacturing facility licensed by SCEE and in accordance with Clause 6.4, of [***] of the number of sets of the Printed Materials (other than those set forth on the applicable Licensed Product itself) required to fulfil Publisher’s purchase order for Manufactured Materials of each PSP format Software game, which Printed Materials shall be in strict compliance with the Specifications.  SCEE shall, at Publisher’s request, give Publisher all reasonable assistance in arranging the manufacture of Printed Materials to be used in conjunction with Licensed Products not manufactured in reliance on Article 6 through SCEE’s authorised manufacturing facility (if a Sony company), but SCEE shall have no responsibility with respect to pricing, delivery or any other related matter whatsoever in connection with such manufacture.

6.4                                 Subject to the giving by SCEE of a certificate of conformity to the Specifications (or, alternately, a holding of conformity following recourse by Publisher to the appeals process specified in the Specifications) for the applicable PSP format Software and Printed Materials pursuant to Clause 5, and to the delivery to an authorised manufacturing facility licensed by SCEE of the materials to be delivered under Clause 6.3, the applicable authorised manufacturing facility licensed by SCEE will, [***] and as applicable, manufacture, assemble, package and deliver the Manufactured Materials and the Printed Materials in accordance with the terms and conditions set forth in this Clause 6 and such other conditions as Publisher and the applicable authorised manufacturing facility may agree.  The delivery of the materials specified in Clause 6.3 shall be made in accordance with the timetable for such delivery specified in the Specifications.

6.5                                 Publisher shall issue to the applicable authorised manufacturing facility licensed by SCEE purchase order(s) via SCEE’s Electronic Order System (or otherwise as specified by SCEE from time to time) in accordance with, and in compliance with the timetable specified in, the Specifications.  No such order shall be issued unless and until all necessary certificates of conformity shall have been given (or, alternately, there shall have been a holding of conformity following recourse by Publisher to the appeals process specified in the Specifications) pursuant to Clause 5. Each such order shall reference Publisher authorisation number and purchase order reference number, specify quantities of Licensed Products by title by pack sku (in multiples of the minimum box shipment advised from time to time by the authorised manufacturing facility licensed by SCEE), state requested ex-factory delivery date and all packaging information together with such other information as SCEE shall reasonably require and shall be for not less than the applicable minimum order quantity as specified from time to time by SCEE or the

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applicable authorised manufacturing facility licensed by SCEE. All such purchase orders shall be subject to acceptance by the applicable authorised manufacturing facility licensed by SCEE (and approval by SCEE), which acceptance will be advised to Publisher not more than [***] following delivery in accordance with Clause 6.4 of the materials required to be delivered under Clauses 6.2 and 6.3. The applicable authorised manufacturing facility shall use all reasonable endeavours, subject to available manufacturing capacity, to fulfil Publisher’s purchase orders by Publisher’s requested ex-factory delivery date but does not in any event guarantee so to do. Publisher shall have no right to cancel or reschedule any purchase order or reorder (or any portion thereof) for any Licensed Product unless the parties shall first have reached mutual agreement as to Publisher’s financial liability with respect to any desired cancellation or rescheduling of any such purchase order or reorder (or any portion thereof).

6.6                                 Subject only to the provisions of Clause 6.3 in relation to Printed Materials, neither SCEE nor any authorised manufacturing facility licensed by SCEE shall be under any obligation to store finished units of Manufactured Materials or of associated Printed Materials beyond the actual ex-factory delivery date thereof. Delivery of Manufactured Materials shall be made ex-factory the applicable authorised manufacturing facility licensed by SCEE in the Licensed Territory. All risk of loss or damage in transit to any and all Manufactured Materials manufactured pursuant to Publisher’s orders shall pass to Publisher forthwith upon first handling by Publisher’s carrier.

6.7                                 Publisher must advise the applicable authorised manufacturing facility in writing where any finished units of such Manufactured Materials fail to conform to the Specifications and/or any description(s) contained in this Agreement.  Publisher and the applicable authorised manufacturing facility shall agree the terms, if any, for any rejection, rectification or remedy with respect to such units.

6.8                                 In no circumstances shall SCEE or its authorised manufacturing facility treat any of Publisher’s Licensed Products in any way more or less favourably, in terms of production turnaround times or otherwise, than the Licensed Products of any other Licensed Publisher of SCEE or than PSP format software games published by SCEE itself.

7.                                      Platform Charge

7.1                                 The all-in Platform Charge for finished units of Manufactured Materials in respect of which the applicable authorised manufacturing facility licensed by SCEE accepts Publisher’s purchase order in accordance with Clause 6.5 shall be as specified in Schedule 2 (but subject to adjustment as therein provided) and shall be paid to the applicable authorised manufacturing facility licensed by SCEE. The all-in Platform Charge reflects monies due to SCEE in respect of each unit manufactured and the raw materials costs and production services provided by the applicable manufacturing facility licensed by SCEE for each such unit. Such Platform Charge shall be subject to change by SCEE at any time upon reasonable notice to Publisher and SCEE shall advise Publisher of such changes; provided, however, that such Platform Charge shall not be changed with respect to any units of Manufactured Materials which are the subject of an effective purchase order or reorder but which have not yet been delivered by the applicable authorised manufacturing facility licensed by SCEE. Such Platform Charge for finished units of Manufactured Materials is exclusive of any value-added or similar sales tax, customs and excise duties and other similar taxes or duties, which the applicable authorised manufacturing facility licensed by SCEE may be required to collect or pay as a consequence of the sale or delivery of finished units of Manufactured Materials. Publisher shall be solely responsible for the payment or reimbursement of any such taxes or duties, and other such charges or assessments applicable to the sale and/or purchase of finished units of Manufactured Materials.

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The Platform Charge for products developed utilising Sony Materials and/or Sony Intellectual Property Rights and/or, subject to Council Directive 91/250/EEC, Confidential Information of Sony, but manufactured in reliance on Article 6, shall be the otherwise applicable Platform Charge less only such sum as represents from time to time the costs of raw materials and for production services (including for utilisation of Sony’s proprietary Disc Mastering technology) for the products concerned whichwould otherwise have been deducted from SCEE’s receipts from its authorised manufacturing facility (“the Article 6 Platform Charge”). If Publisher has products so manufactured in reliance on Article 6, then Publisher shall furnish SCEE, within [***]: (i) a written reporting of the number of inventory units (by product title) of products so manufactured during such [***]; (ii) an external auditor’s certificate (or similar independent certificate reasonably acceptable to SCEE) confirming the completeness and accuracy of such reporting; (iii) Publisher’s remittance for the Article 6 Platform Charge multiplied by the number of inventory units reflected in such reporting. Any failure fully and promptly to comply with the foregoing reporting and payment obligations shall constitute a breach of this Agreement not capable of remedy, entitling SCEE forthwith to terminate the Term pursuant to Clause 13.1(i); and upon termination by SCEE for such cause, the provisions of Clause 14.2 shall come into effect.

SCEE shall upon reasonable written request provide Publisher with details of the aforementioned costs of raw materials and production services if Publisher has legitimately exercised its rights under Article 6 or genuinely intends to exercise and rely upon such rights. However, SCEE reserves the right to require Publisher to execute a separate Non-Disclosure Agreement before making such information available.

7.2                                 No costs incurred in the development, manufacture, marketing, sale and/or distribution of Licensed Products and/or associated materials shall be deducted from any Platform Charge payable to the applicable authorised manufacturing facility licensed by SCEE hereunder. Similarly, there shall be no deduction from the Platform Charge otherwise payable to the applicable authorised manufacturing facility licensed by SCEE hereunder as a result of any uncollectable accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or otherwise grant to any third party customer in respect of any units of Licensed Products and/or associated materials, or for any taxes, fees, assessments, or expenses of any kind which may be incurred by Publisher in connection with its sale and/or distribution of any units of Licensed Products and/or associated materials, and/or arising with respect to the payment of Platform Charge hereunder. Publisher shall furnish to the applicable authorised manufacturing facility licensed by SCEE official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate the fact of the deduction of any withholding taxes and/or other such assessments which may be imposed by any governmental authority with respect to such payments of Platform Charge hereunder and the amount of each such deduction.

7.3                                 Publisher shall effect payment for the Platform Charge specified in Clause 7.1 for the finished units of Manufactured Materials the subject matter of each purchase order issued pursuant to Clause 6.5 in accordance with the Specifications. SCEE hereby confirms that in respect of each purchase order, the applicable authorised manufacturing facility licensed by SCEE is entitled to collect on behalf of SCEE the proportion of the Platform Charge due to SCEE after deduction of the cost of raw materials and production services in respect of Manufactured Materials. Each delivery of Manufactured Materials to Publisher shall constitute a separate sale obligating Publisher to pay therefor, whether said delivery be whole or partial fulfilment of any order. No claim for credit due to shortage of Manufactured Materials as delivered to carrier will be allowed unless it is made within [***] from the date of receipt at Publisher’s receiving

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destination. Title to Manufactured Materials the subject of each such purchase order shall pass to Publisher only upon payment in full of the Platform Charge due in respect thereof. The receipt and deposit by SCEE of monies in accordance with this Agreement shall be without prejudice to any rights or remedies of SCEE and shall not restrict or prevent SCEE from thereafter successfully challenging the basis for calculation and/or the accuracy of such payment. SCEE reserves the right, upon reasonable notice to Publisher, to require that such payments due to SCEE shall be made to such other Sony entity as SCEE may designate from time to time.

7.4                                 SCEE may, subject to reasonable prior notice to Publisher vary the payment process set out in this Clause 7, including but not limited to changing the recipient of the Platform Charge in respect of Manufactured Materials.

8.                                      Marketing & Distribution

Publisher shall, [***], diligently market, distribute and sell Licensed Products throughout (but only in) the Licensed Territory, and shall use all reasonable efforts consistent with its best business judgement to stimulate demand therefore in the Licensed Territory and to supply any resulting demand. Publisher shall not market, distribute or sell Licensed Products outside the Licensed Territory or to any person, firm, corporation or entity having its place of business, or to any purchasing agency located, outside the Licensed Territory. Publisher shall use all reasonable efforts consistent with its best business judgement to protect Licensed Products from and against illegal reproduction and/or copying by end users or by any other persons or entities. Such methods of protection may include, without limitation, markings or insignia providing identification of authenticity and packaging seals as may be specified in the Specifications. SCEE shall be entitled, at SCEE’s sole cost and expense, to manufacture or have manufactured up to [***] additional units of Manufactured Materials (or such greater number of additional units as shall be agreed by Publisher, such agreement not unreasonably to be withheld or delayed) for each PSP format Software game (and to purchase from Publisher, at a price equal to the actual cost thereof to Publisher, a corresponding number of units of Printed Materials for each such PSP format Software game), for the purposes of or in connection with the marketing and promotion of PSP; provided however that SCEE shall not directly or indirectly resell any such units of Manufactured Materials (and, if applicable, of Printed Materials) within the Licensed Territory without Publisher’s prior written consent. Further, SCEE shall be entitled to utilise Publisher’s name and/or logo and the audio-visual content of, and/or the Printed Materials for, PSP format Software games (not to exclude the likenesses of any recognisable talent) for the purposes of or in connection with such marketing and promotion.

9.                                      Confidentiality

9.1                                 All the terms and provisions of the CNDA(PSP) shall apply to Confidential Information of Sony and, if and to the extent applicable, Confidential Information of Publisher.

9.2                                 Where Confidential Information of Publisher is not protected by the CNDA(PSP), SCEE shall hold the same in confidence and shall take all reasonable steps necessary to preserve such confidentiality. Except as may expressly be authorised by Publisher, SCEE shall not at any time, directly or indirectly: (i) disclose any Confidential Information of Publisher to any person other than a Sony employee who needs to know or have access to such information for the purposes of this Agreement, and only to the extent necessary for such purposes; (ii) except for the purposes of this Agreement, duplicate or use the Confidential Information of Publisher for any other purpose whatsoever; or (iii) remove any copyright notice, trademark notice and/or other proprietary legend set forth on or contained within any of the Confidential Information of Publisher.

9.3                                 The provisions of Clause 9.2 hereof shall not apply to any Confidential Information of Publisher which: (i) has become part of information in the public domain through no fault of SCEE; (ii) was

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known to SCEE prior to the disclosure thereof by Publisher; (iii) properly comes into the possession of SCEE from a third party which is not under any obligation to maintain the confidentiality of such information. SCEE may disclose Confidential Information of Publisher pursuant to a judicial or governmental order provided that SCEE promptly advises Publisher in writing prior to any such disclosure so that Publisher may seek other legal remedies to maintain the confidentiality of such Confidential Information of Publisher, and SCEE shall comply with any applicable protective order or equivalent.

9.4                                 Unless and until a public announcement regarding this Agreement shall have been made by Sony (or SCEE shall otherwise have agreed in writing), the fact that the parties have entered into this Agreement shall be Confidential Information of Sony and shall be treated in all respects accordingly. The content of, and the timing and method of the making of, any such public announcement shall be determined by SCEE in its best business judgement. However, SCEE will give reasonable consideration to any notice from Publisher requesting that no such public announcement be made at or prior to a particular time or at all.

10.                               Warranties

10.1                           SCEE represents and warrants solely for the benefit of Publisher that SCEE has the right, power and authority to enter into, and fully to perform its obligations under, this Agreement.

10.2                           SCEE warrants that units of the UMDs comprising Licensed Products manufactured by the authorised manufacturing facility licensed by SCEE for Publisher pursuant to Clause 6 hereof shall be free from defects in materials and workmanship under normal use and service at time of delivery in accordance with Clause 6.6.  The sole obligation of SCEE under this warranty shall be, for a period of [***] from the date of delivery of such UMDs in accordance with Clause 6.6, at SCEE’s election, either (i) to replace such defective UMDs or (ii) to issue credit for, or to refund to Publisher the Platform Charge of such defective UMDs and to reimburse Publisher its reasonable return shipping costs.  Such warranty is the only warranty applicable to Licensed Products manufactured by the authorised manufacturing facility licensed by SCEE for Publisher pursuant to Clause 6. This warranty shall not apply to damage resulting from accident, fair wear and tear, wilful damage, alteration, negligence, abnormal conditions of use, failure to follow directions for use (whether given in instruction manuals or otherwise howsoever) or misuse of Licensed Products, or to UMDs comprising less than [***] in the aggregate of the total number of Licensed Products manufactured by the authorised manufacturing facility licensed by SCEE for Publisher per purchase order of any PSP format Software game.  If, during such [***] period, defects appear as aforesaid, Publisher shall notify SCEE and, upon request by SCEE (but not otherwise), return such defective UMDs, with a written description of the defect claimed, to such location as SCEE shall designate, SCEE shall not accept for replacement, credit or refund as aforesaid any Licensed Products except factory defective UMDs (i.e. UMDS that are not free from defects in materials and workmanship under normal use and service). All returns of defective UMDs shall be subject to prior written authorisation by SCEE, not unreasonably to be withheld.  If no defect exists or the defect is not such as to be covered under the above warranty, Publisher shall reimburse SCEE for expenses incurred in processing and analysing the UMDs.

10.3                           Publisher represents, warrants, covenants and agrees that: (i) Publisher has the right, power and authority to enter into, and fully to perform its obligations under, this Agreement; (ii) the making of this Agreement by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person, firm, corporation or entity, and, throughout the Term, Publisher shall not make any separate agreement with any person or entity which is inconsistent with any of the provisions hereof; (iii) both Licensed Developer Software and, to the

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extent not comprised of any software provided by SCEE, PSP format Software, and any name, designation or title used in conjunction therewith, shall be free from any valid third party claim of infringement of any Third Party Intellectual Property Rights; (iv) there is no litigation, proceeding or claim pending or threatened against Publisher or any subsidiary or affiliate of Publisher which may materially affect Publisher’s rights in and to Licensed Developer Software, the names, designations or titles used in conjunction therewith, the works and performances embodied therein and/or the copyrights pertaining thereto; (v) Publisher shall have made or shall make any and all payments required to be made to any person, firm, corporation or other entity, or to any body or group representing authors or participants in the production of the works or performances embodied in Licensed Developer Software and PSP format Software, or to publishers or other persons having legal or contractual rights of any kind to participate in any income arising in respect of the exploitation of such works or performances; (vi) neither Publisher nor any subsidiary or affiliate of Publisher shall make any representation or give any warranty to any person or entity expressly or impliedly on Sony’s behalf, or to the effect that Licensed Products are connected in any way with Sony (other than that Licensed Products have been developed, marketed, manufactured, sold and/or distributed under licence from Sony); (vii) each Licensed Product shall be marketed, sold and distributed in an ethical manner and in accordance with all applicable laws and regulations; and (viii) Publisher’s policies and practices with respect to the marketing, sale and/or distribution of Licensed Products shall in no manner reflect adversely upon the name, reputation or goodwill of Sony.

10.4                           Further, Publisher represents, warrants, covenants and agrees that neither Publisher nor any parent company, subsidiary or affiliate of Publisher shall during the Term, whether for itself or for the benefit of any other person, firm, corporation or entity, whether by itself or by its officers, employees or agents, directly or indirectly, induce or seek to induce, on an individually targeted basis, the employment of, or the engagement of the services of, any Relevant Employee. For these purposes “Relevant Employee” shall mean and include any employee of SCEE or of any subsidiary of SCEE (or any of their subsidiaries or branch offices outside the United Kingdom), the services of which employee are (a) specifically engaged in product development (or directly related) functions or (b) otherwise reasonably deemed by his/her employer to be of material importance to the protection of its legitimate business interests, and with which employee Publisher (or any parent company, subsidiary or affiliate of Publisher) shall have had contact or dealings during the Term. The foregoing provisions shall continue to apply for a period of [***] following expiry or earlier termination of the Term and are hereby deemed substituted for any corresponding provisions in any agreement(s) previously entered into between the parties hereto in relation to PSP and/or to Sony’s “PlayStation 2” predecessor computer entertainment system.

11.                               Indemnities

11.1                           SCEE shall indemnify and hold Publisher harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with a breach of any of the warranties provided by SCEE herein; provided however that Publisher shall give prompt written notice to SCEE of the assertion of any such claim, and provided further that SCEE shall have the right to select counsel and control the defence and/or settlement thereof, subject to the right of Publisher to participate in any such action or proceeding at its own expense with counsel of its own choosing. SCEE shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to such matters as shall be deemed appropriate by SCEE. Publisher shall provide SCEE, at no expense to Publisher,

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reasonable assistance and co-operation concerning any such matter. Publisher shall not agree to the compromise, settlement or abandonment of any such claim, action or proceeding without SCEE’s prior written consent.

11.2                           Publisher shall indemnify and hold SCEE harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with (i) a breach of any of the warranties provided by Publisher herein or any breach of Publisher’s confidentiality obligations as referred to in Clause 9.1 hereof, or (ii) any claim of infringement or alleged infringement of any Third Party Intellectual Property Rights with respect to Licensed Developer Software, or (iii) any claim of or in connection with any injury (including death) or property damage, by whomsoever such claim is made, arising (in whole or in part) out of the manufacture, sale and/or use of any of the Manufactured Materials unless resulting from the proven negligence of Sony; provided however that SCEE shall give prompt written notice to Publisher of the assertion of any such claim, and provided further that Publisher shall have the right to select counsel and control the defence and/or settlement thereof, subject to the right of SCEE to participate in any such action or proceeding at its own expense with counsel of its own choosing. Publisher shall have the exclusive right, at its discretion, to commence and/or prosecute at its own expense any lawsuit or to take such other action with respect to such matter as shall be deemed appropriate by Publisher. SCEE shall provide Publisher, at no expense to SCEE, reasonable assistance and co-operation concerning any such matter. SCEE shall not agree to the compromise, settlement or abandonment of any such claim, action or proceeding without Publisher’s prior written consent.

12.                               Limitations of Liability

12.1                           In no event shall Sony or its suppliers be liable for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation or goodwill or loss of, damage to or corruption of data (whether such loss or damage is direct, indirect special, incidental or consequential) arising out of or in connection with this Agreement or any collateral contract (including without limitation the breach of this Agreement by SCEE), whether known, foreseen or foreseeable and whether under theory of contract, tort (including negligence), indemnity, product liability or otherwise.

12.2                           In no event shall Sony or its suppliers be liable for any indirect, special, incidental or consequential loss or damage of any kind arising out of or in connection with this Agreement or any collateral contract (including without limitation the breach of this Agreement by SCEE), whether known, foreseen or foreseeable and whether under theory of contract, tort (including negligence), indemnity, product liability or otherwise.

12.3                           Publisher acknowledges and agrees that no representations were made prior to the entering into of this Agreement and that, in entering into this Agreement, it does not rely on any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Publisher shall have no remedy in respect of any representation (whether written or oral) made to it upon which it relied in entering into this Agreement and Sony shall have no liability to Publisher other than pursuant to the express terms of this Agreement.

12.4                           Except as expressly set forth herein, no Sony entity, nor any of their respective directors, officers, employees or agents, shall bear any risk, or have any responsibility or liability, of any kind to Publisher or to any third parties with respect to the functionality and/or performance of Licensed Products.

12.5         In no event shall Sony’s liability arising under or in connection with this Agreement, or any collateral contract, exceed [***] within the [***] to the date of the first occurrence of the event or circumstances giving rise to such liability.

12.6         In no event shall Publisher be liable to SCEE for loss of revenue, loss of actual or prospective profits, loss of contracts, loss of anticipated savings, loss of business opportunity, reputation or goodwill or loss of, damage to or corruption of data (whether such loss or damage is direct, indirect, special, incidental or consequential) arising out of or in connection with this Agreement or any collateral contract (including without limitation the breach of this Agreement by Publisher), whether known, foreseen or foreseeable and whether under theory of contract, tort (including negligence), indemnity, product liability or otherwise, provided that Publisher expressly agrees that such limitations shall not apply to damages resulting from Publisher’s breach of Clauses 2, 3, 4, 7, 9 or 11.2 of this Agreement.

12.7         [***]

12.8         Nothing in this Agreement shall exclude or limit Sony’s liability in relation to claims arising from deceit, the injury or death of any person resulting from the proven negligence of Sony or any other liability which may not be excluded or limited by applicable law.

13.          Termination by SCEE

13.1         SCEE shall have the right forthwith to terminate this Agreement by written notice to Publisher at any time after the occurrence of any of the following events or circumstances: (i) any material breach of Publisher’s obligations under this Agreement or the CNDA(PSP) (or, if Publisher shall also have executed a PlayStation Non-Disclosure Agreement and/or PlayStation 2 Confidentiality & Non-Disclosure Agreement which shall have been breached by Publisher, or a PlayStation Licensed Developer Agreement, a PlayStation Licensed Publisher Agreement, a PlayStation 2 Tools & Materials Loan Agreement, a PlayStation 2 Licensed Developer Agreement, a PlayStation 2 Licensed Publisher Agreement, a PSP Tools & Materials Loan Agreement, and/or a PSP Licensed Developer Agreement with SCEE, or a PlayStation, PlayStation 2 or PSP non-disclosure, licensed developer, development system or licensed publisher agreement (or equivalent) with an Affiliate of SCEE, which shall have been terminated for breach by SCEE or by such party) which breach, if capable of remedy, shall not have been corrected or cured in full within [***] following notice from SCEE specifying and requiring the correction or cure of such breach, or any repetition of a prior material breach of any such obligation, whether or not capable of remedy; (ii) any refusal or failure by Publisher to effect payment of Platform Charge, promptly in accordance with Clauses 7.1 or 7.3 or at all, or a statement that Publisher is or will be unable to pay, any sum(s) due hereunder, or Publisher being unable to pay its debts generally as the same fall due; (iii) Publisher’s filing of an application for, or consenting to or directing the appointment of, or the taking of possession by, a receiver, administrator, custodian, trustee or liquidator (or the equivalent of any of the foregoing under the laws of any jurisdiction) of any of Publisher’s property (whether tangible or intangible and wherever located), assets and/or

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undertaking; (iv) the making by Publisher of a general assignment for the benefit of creditors; (v) an adjudication in any jurisdiction that Publisher is a bankrupt or insolvent; (vi) the commencing by Publisher of, or Publisher’s intention to commence, a voluntary case under applicable bankruptcy laws of any jurisdiction; (vii) the filing by Publisher of, or Publisher’s intention to file, a petition seeking to take advantage of any other law(s) of any jurisdiction providing for the relief of debtors; (viii) Publisher’s acquiescence in, intention to acquiesce in, or failure to have dismissed within [***] any petition filed against it in any involuntary case brought pursuant to the bankruptcy or other law(s) of any jurisdiction referred to in (vi) and (vii) above; (ix) a controlling partnership or equity interest [or any such interest (other than an acquisition of less than [***], in the case of a transfer to any party which (a) shall previously have executed a PlayStation Non-Disclosure Agreement, a PlayStation 2 Confidentiality & Non-Disclosure Agreement or a PSP Confidentiality & Non-Disclosure Agreement which shall have been breached by such party, or a PlayStation Licensed Developer Agreement, a PlayStation Licensed Publisher Agreement, a PlayStation 2 Tools and Materials Loan Agreement, a PlayStation 2 Licensed Developer Agreement, a PlayStation 2 Licensed Publisher Agreement, a PSP Tools & Materials Loan Agreement, a PSP Licensed Developer Agreement or a PSP Licensed Publisher Agreement, or a PlayStation, PlayStation 2 or PSP non-disclosure, licensed developer, development system or licensed publisher agreement (or equivalent) with an Affiliate of SCEE, which shall have been terminated for breach by SCEE or by such party, or (b) is, or which directly or indirectly holds or acquires a partnership or equity interest in, the developer of (or other owner of intellectual property rights in) any interactive hardware device or product which is or will be directly or indirectly competitive with PSP, or (c) is in litigation with Sony concerning any proprietary technology, trade secrets and/or intellectual property matter(s) and/or has challenged the validity of any Sony Intellectual Property Rights] in Publisher or in all or substantially all of Publisher’s property (whether tangible or intangible), assets and/or undertaking, being acquired, directly or indirectly, by any person, firm, corporation or other entity; (x) Publisher enters into any third party business relationship pursuant to which Publisher makes a material contribution to the development of the core components of any interactive hardware device or product which is or will be directly or indirectly competitive with PSP, or if Publisher directly or indirectly holds or acquires a partnership or equity interest (other than a holding or acquisition of less than [***] in, or otherwise forms a strategic commercial relationship with, any third party firm, corporation or other entity which has developed or during the Term develops (or which owns or during the Term acquires ownership of intellectual property rights in) any such device or product; (xi) Publisher failing to submit materials relating to any new PSP format Software in accordance with Clause 5.2, and/or failing to issue any purchase orders for Manufactured Materials in accordance with Clause 6.5, during any period of [***]; (xii) Publisher (or any parent company, subsidiary or affiliate of Publisher) being in litigation with Sony concerning any proprietary technology, trade secrets and/or intellectual property matter(s) and/or challenging the validity of any Sony Intellectual Property Rights; or (xiii) Publisher or any of its officers or employees engaging in so-called “hacking” of any PSP format software or in activities which facilitate the same by any third party. As used in this Clause 13.1, “controlling interest” means (i) in relation to a body corporate, the power of the holder of such interest to secure - (a) by means of the holding of shares or the possession of voting power in, or in relation to, that or any other body corporate or (b) by virtue of any powers conferred by the Articles of Association or other document regulating that or any other body corporate - that the affairs of such body corporate be conducted in accordance with the wishes of the holder of such interest, and (ii) in relation to a partnership, the right to a share of more than [***]

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Forthwith upon such occurrence, Publisher shall notify SCEE of the occurrence of any of the events or circumstances specified in (ii) to (x) or (xiii) above; and Publisher’s failure so to do shall be a material breach of this Agreement not capable of remedy. In the event of termination by SCEE pursuant to Clause 13.1 (xiii) SCEE shall have the right also to terminate any prior PlayStation agreements between SCEE and Publisher.

13.2         Further, SCEE shall have the right by written notice to Publisher forthwith to terminate the licences and related rights herein granted to Publisher in relation to any PSP format Software at any time after the occurrence of any of the following events: (i) any failure by Publisher to submit to SCEE the materials required to be submitted under Clauses 5.2 and 5.3 (or, if applicable, under Clause 5.6) in the form and manner and in conformity with the standards and specifications therein prescribed; and (ii) any failure by Publisher promptly to notify SCEE in writing of any material change to any of the materials approved by SCEE pursuant to Clause 5.4 (or, if applicable, pursuant to Clause 5.6); provided however that SCEE shall not be entitled to exercise such right of termination if Publisher’s failure under (i) above is directly caused by SCEE’s failure to comply with any of its material obligations expressly set forth herein.

14.          Effect of Expiration or Termination

14.1         Notwithstanding the giving of notice to terminate the Term pursuant to Clause 1.19, Publisher shall be entitled to continue to publish Licensed Products comprising PSP format Software games the development of which shall have been approved prior to or during the Term hereof by SCEE (or by an Affiliate of SCEE) pursuant to the applicable LDAP, and to use the Licensed Trademarks strictly, only and directly in connection with such publication, until the expiration of the Term or, if later, until [***]. Upon expiration of the Term or, if applicable, such extended period for publishing Licensed Products, Publisher may sell off existing inventories of Licensed Products relating to the applicable PSP format Software games, on a non-exclusive basis, for a period of [***]; provided always that such inventory thereof shall not have been manufactured solely or principally for sale within such sell-off period.

14.2         However, upon the exercising by SCEE of its right of termination, either of this Agreement pursuant to Clauses 13.1(i) to (viii), (xii) or (xiii) or in relation to any PSP format Software pursuant to Clause 13.2, all rights, licences and privileges licensed or otherwise granted to Publisher hereunder, either generally or in relation to such PSP format Software (as applicable), shall forthwith and without further formality revert absolutely to SCEE and Publisher shall forthwith cease and desist from any further use of the Sony Materials, any Sony Intellectual Property Rights related thereto and the Licensed Trademarks, and, subject to Clause 14.3, shall have no further right to continue the marketing, sale and/or distribution of any units of Licensed Product or of any units of Licensed Product derived from such PSP format Software (as applicable).

14.3         In the event of termination by SCEE pursuant to Clause 13.1(ix), (x) or (xi) or by Publisher pursuant to Clause 25, Publisher may sell off then unsold units of Licensed Product(s), for a period of [***]; provided always that such inventory thereof shall not have been manufactured solely or principally for sale within such sell-off period. Subsequent to the expiry of such [***] sell-off period, or in the event of termination by SCEE pursuant to Clauses 13.1(i) to (viii), (xii) or (xiii) or Clause 13.2, any and all units of Licensed Products or the applicable Licensed Products (as the case may be) remaining in Publisher’s inventory and/or under its control shall be destroyed by Publisher within [***] following such expiry or effective date of

[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

termination. Within [***], Publisher shall furnish SCEE an itemised statement, certified accurate by a duly authorised officer, partner or other representative (as applicable) of Publisher, specifying the number of then unsold units of Licensed Product(s) to which such termination applies, on a PSP format Software game-by-game basis, which remain in its inventory and/or under its control at such date, confirming the number of units of Licensed Products destroyed, on a PSP format Software game-by-game basis, and indicating the location and date of such destruction and the disposition of the remains of such destroyed materials. SCEE shall be entitled to conduct a physical inspection of Publisher’s inventory during normal business hours in order to ascertain or verify such inventory and/or statement.

14.4         Upon termination of the Term by SCEE pursuant to Clause 13.1, Publisher shall forthwith deliver up to SCEE (or, if so requested by SCEE in writing, destroy and promptly furnish SCEE a certificate of such destruction signed by a duly authorised officer, partner or other representative (as applicable) of Publisher) all Sony Materials, and any Confidential Information of Sony of which Publisher shall have become apprised and which has been reduced to tangible or written form, and any and all copies thereof then in the possession, custody or control of Publisher.

14.5         SCEE shall be under no obligation to renew or extend this Agreement notwithstanding any actions taken by either of the parties prior to its expiration or earlier termination. In the event of termination pursuant to Clauses 13.1 or 13.2, no part of any payment(s) whatsoever theretofore made to SCEE hereunder (or, if Publisher shall also have executed a LDAP, thereunder) shall be owed or repayable to Publisher, and nor shall either party be liable to the other for any damages (whether direct, consequential or incidental, and including without limitation any expenditures, loss of profits or prospective profits) sustained or arising out of, or alleged to have been sustained or to have arisen out of, such expiration or earlier termination. However, the expiration or earlier termination of this Agreement shall not excuse either party from any prior breach of any of the terms and provisions of this Agreement or from any obligations surviving such expiration or earlier termination, and full legal and equitable remedies shall remain available for any breach or threatened breach of this Agreement or of any obligations arising therefrom.

14.6         The expiration or earlier termination of this Agreement (whether by SCEE pursuant to Clause 13 or otherwise howsoever) shall be without prejudice to any and all rights and remedies which either party may then or subsequently have against the other party.

15.          Notices

15.1         All notices under this Agreement shall be in writing and shall be given by courier or other personal delivery, by registered or certified mail, by recognised international courier service or by facsimile transmission (with an immediate confirmation copy by regular mail or any of the methods specified above) at the appropriate address hereinbefore specified or at a substitute address designated by notice by the party concerned (and in the case of notices to SCEE shall be directed to its Senior Vice President, Third Party & Business Affairs or such other Sony representative as shall from time to time be designated by notice by SCEE). Notices given other than by facsimile transmission shall be deemed given and effective when delivered.  Notices given by facsimile transmission shall be deemed given only upon receipt of confirmation copy as aforesaid but, upon such receipt, shall be deemed effective as of the date of transmission.

15.2         Whenever Publisher is required to obtain the authorisation, consent or approval of SCEE, Publisher shall request the same by notice to SCEE as aforesaid, and with a copy under separate cover to its Director of Third Party Relations or such other Sony representative as shall from time to time be designated by notice to Publisher. Such authorisation, consent or approval shall not be deemed to be granted unless and until SCEE shall have given a written affirmative response to

[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

each request therefor and shall in no event be implied or inferred from any delay or failure of SCEE to give such or any response.

16.          Force Majeure

Neither SCEE nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform, or failure to cure any breach of, its obligations under this Agreement results from any events or circumstances beyond its reasonable control, including without limitation any natural disaster, fire, flood, earthquake or other act of God, inevitable accidents, lockout, strike or other labour dispute, riot or civil commotion, act of public enemy, enactment, rule, order or act of any government or governmental authority, failure of technical facilities, or failure or delay of transportation facilities.

17.          Relationship of the Parties

The relationship hereunder between SCEE and Publisher respectively is that of licensor and licensee. Publisher is an independent contractor and shall not in any respect act as or be deemed to be the legal representative, agent, joint venturer, partner or employee of SCEE for any purpose whatsoever. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any representation or warranty (express or implied) on behalf of the other party or to bind the other party in any respect whatsoever.

18           Assignability

SCEE has entered into this Agreement based on the particular reputation, capabilities and experience of Publisher and of its officers, directors and employees. Accordingly, Publisher may not assign, pledge or otherwise dispose of this Agreement or of any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of SCEE shall first have been obtained in each case. Any attempted or purported assignment, pledge, delegation or other disposition in contravention of this Clause 18 shall be null and void and a material breach of this Agreement not capable of remedy, SCEE shall be entitled, without the consent of Publisher, to assign its rights and obligations hereunder to any corporation or other entity in which Sony Corporation (or any successor in interest thereto) holds a controlling interest (as defined in Clause 13.1), whether directly or indirectly. Subject to the foregoing, this Agreement shall enure to the benefit of the parties and their respective successors and permitted assigns.

Save as expressly provided in this Agreement and save that Sony may enforce the terms of Clauses 2, 3, 4, 5.6, 6.2, 7, 9, 10, 11, 12, 14, 38, 20, 21, 22, 23, 24, 25 and 27 of this Agreement, a person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This provision does not affect any right or remedy of any person which exists or is available otherwise than pursuant to such Act.

19.          Compliance with Applicable Laws

The parties shall at all times comply with all applicable regulations and orders of their respective countries and all conventions and treaties to which their countries are party or relating to or in any way affecting this Agreement and the performance by the parties of this Agreement. Each party, at its own expense, shall negotiate and obtain any approval, licence or permit required for the performance of its obligations hereunder, and shall declare, record or take such steps as may be necessary to render this Agreement binding, including without limitation any required filing of this Agreement with any appropriate governmental authorities.

20.          Governing Law

This Agreement shall be governed by, construed and interpreted in accordance with English Law, without giving effect to the conflict of laws principles thereof. The parties irrevocably agree for the exclusive benefit of SCEE that the English Courts shall have jurisdiction to adjudicate any proceeding, suit or action arising out of or in connection with this Agreement. However, nothing contained in this Clause 20 shall limit the right of SCEE to take any such proceeding, suit or action against Publisher in any other court of competent jurisdiction, nor shall the taking of any such proceeding, suit or action in one or more jurisdictions preclude the taking of any other such proceeding, suit or action in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction. Publisher shall have the right to take any such proceeding, suit or action against SCEE only in the English Courts.

21.          Remedies

Publisher acknowledges and agrees that any breach by Publisher of this Agreement may cause Sony irreparable harm and damage which may not be capable of remedy by damages alone and therefore that in the event of any such breach SCEE may seek equitable (including injunctive) relief against Publisher in addition to damages and/or any other remedy available to SCEE at law or in equity. Either party’s election to avail itself of any of the remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies shall be cumulative. Publisher shall indemnify SCEE for all losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, which SCEE may sustain or incur as a result of any breach or threatened breach by Publisher of this Agreement.

22.          Severability

In the event that any provision of this Agreement (or any part(s) thereof), other than a provision in respect of which SCEE gives a notice of amendment pursuant to Clause 25, is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or part(s) thereof) shall be enforced to the extent possible consistent with the stated intention of the parties or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, but not in any way so as to affect the validity or enforceability of any other provisions of this Agreement which shall continue in full force and effect.

23.          Provisions Surviving Expiration or Termination

The following provisions of this Agreement shall survive and continue in full force and effect notwithstanding its expiration or earlier termination (whether by SCEE pursuant to Clause 13 hereof or otherwise howsoever):

Clause 3	Sub-Publishers
Clause 4	Reservations
Clause 5.7	Consumer Advisory Age Ratings
Clause 6	Manufacture of Licensed Products
Clause 7	Platform Charge
Clause 9	Confidentiality
Clause 10.2 to 10.4	Warranties
Clause 11	Indemnities
Clause 12	Limitations of Liability
Clause 14	Effect of Expiration or Termination
Clause 18	Assignability

Clause 20	Governing Law
Clause 21	Remedies
Clause 22	Severability

24.          Waiver

No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to enforce such waiver. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision in relation to any future event or circumstance.

25.          Amendments

SCEE reserves the right, at any time upon reasonable notice to Publisher, to amend the relevant provisions of this Agreement, the Schedules hereto and/or the specifications herein referred to, to take account of or in response to any decision or order of, or objection raised by, any court or governmental or other competition authority of competent jurisdiction and/or any statutory or similar measures which might be implemented to give effect to any such decision, which apply to this Agreement, the Schedules hereto and/or the Specifications herein referred to (and from which this Agreement, the Schedules hereto and/or the Specifications herein referred to are not exempt) or to reflect any undertaking given by Sony to any such authority in relation to any and all such matters aforesaid. Any such amendment shall be of prospective application only and shall not be applied to any Licensed Product materials which shall have been submitted to SCEE by Publisher pursuant to Clause 5.2 and/or 5.3 prior to the date of SCEE’s notice of amendment. In the event that Publisher is unwilling to accept any such amendment, then Publisher shall have the right forthwith to terminate this Agreement by written notice to SCEE given not more than [***] following the date of SCEE’s notice of amendment. The provisions of Clause 14.3 shall come into effect upon any such termination by Publisher.

Subject to the foregoing and except as otherwise provided herein, this Agreement shall not be subject to amendment, change or modification other than by another written instrument duly executed by both of the parties hereto.

26.          Headings

The clause and other headings contained in this Agreement are intended primarily for reference purposes only and shall not alone determine the construction or interpretation of this Agreement or any provision(s) hereof.

27.          Integration

This document (including the Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous agreements, proposals, understandings and communications between Sony and Publisher, whether oral or written, with respect to the subject matter hereof. However, the generality of the foregoing notwithstanding, the CNDA (PSP) and, if applicable, the LDAP executed by Publisher shall continue in full force and effect.

[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

28.          Counterparts

This Agreement may be executed in 2 (two) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

SONY COMPUTER ENTERTAINMENT	ACTIVISION UK LIMITED
EUROPE LIMITED

/s/ John Brunning	/s/ George Rose
Signature

George Rose
John Brunning	Signatory’s Name (please print)

SVP, Third Party Relations and Business Affairs	Sr. VP & Gen. Counsel
Title

SCHEDULE 1

to the PSP Licensed Publisher Agreement dated 27 September 2005 between Sony Computer Entertainment Europe Limited and Activision UK Limited

Licensed Territory (Clause 1.2)

Algeria	Andorra	Australia	Austria
Bahrain	Belgium	Belorussia	Bosnia Herzegovina
Bulgaria	Croatia	Cyprus	Czech Republic
Denmark	Egypt	Estonia	Finland
France	Georgia	Germany	Greece
Hungary	Iceland	India	Iran
Ireland	Israel	Italy	Jordan
Kenya	Kuwait	Latvia	Lebanon
Libya	Liechtenstein	Lithuania	Luxembourg
Malta & Gozo	Monaco	Montenegro	Morocco
Netherlands	New Zealand	Nigeria	Norway
Oman	Pakistan	Poland	Portugal
Qatar	Romania	Russia	San Marino
Saudi Arabia	Serbia	Slovakia	Slovenia
South Africa	Spain	Sweden	Switzerland
Syria	Tanzania	Tunisia	Turkey
Ukraine	United Arab Emirates	United Kingdom	Uzbekistan
Vatican	Yemen

Together with:

(1)      All other countries which from time to time are members of the European Union or have otherwise implemented the Treaty on a European Economic Area or where Articles 81 & 82 of the Treaty establishing the European Community (or provisions similar thereto) have been implemented or are otherwise directly effective.

(2)      Such countries in addition to those specified above which SCEE, in its sole discretion as representative of Sony Computer Entertainment worldwide, determines from time to time to include within the Licensed Territory by notice to Publisher. Without limiting the generality of the foregoing, SCEE shall have the right not to include within the Licensed Territory or, having included, subsequently to exclude from the Licensed Territory by reasonable notice to Publisher (and intends so to exclude) any such country or countries in which, in SCEE’s best business judgement, the laws or enforcement of such laws do not adequately protect Sony Intellectual Property Rights.  By not later than the expiry of any such notice of exclusion, Publisher shall cease and desist, in the country or countries concerned, from any further use of the Sony Materials, any Sony Intellectual Property Rights related thereto and the Licensed Trademarks and shall have no further right to continue or authorise the marketing, sale and/or distribution of any units of Licensed Products.

SCHEDULE 2

to the PSP Licensed Publisher Agreement dated 27 September 2005 between Sony Computer Entertainment Europe Limited and Activision UK Limited

Platform Charge (Clause 7.1) (retail products only)

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For these purposes, “maximum price to trade” shall mean -

Publisher’s (or, where applicable, Publisher’s distributor’s) highest price net of trade margin to any trade customer in the European Economic Area and Australia for Publisher’s (or, where applicable, Publisher’s distributor’s) minimum order quantity of the relevant inventory, net of year end (or similar) volume rebates (if any) properly attributable to sales of Licensed Products, but prior to any credit, deduction or rebate for co-op advertising or other marketing support, returns or otherwise howsoever.

Where Publisher’s business (with the trade or through distributors) is conducted in local currencies other than €€, the local currency/€€ exchange rates to be applied for purposes of conforming to maximum price to trade for any given Band will be the closing mid-point spot rate as quoted in the London “Financial Times” on the first business day of each 6 month period, commencing 1 September 2005. Such exchange rate will then reset for each successive 6 month period thereafter

The local currency maximum price to trade for any given game will then be that derived by applying the exchange rate obtaining for the 6 month period (as above) in which Publisher places its first purchase order for the game concerned and will continue to apply for that game unless and until Publisher places its first PO in a different Band in a subsequent 6 month period.

SCEE reserves the right to review local currency maximum prices to trade per Band applicable for any given 6 month period (as above) in the event of a material exchange rate fluctuation, deemed for these purposes to be +/- 5%.

The foregoing assumes a standard 1-disc UMD product and covers mastering, disc and shell, 4-colour disc label, PSP box (or other packaging) and automated assembly of all components, but excludes the cost of Printed Materials other than disc label.

Shrink Wrap is available as an option subject to incremental charges (in addition to the otherwise applicable Platform Charge specified above) of [***] (or as individually quoted in each case for products in non-standard packaging).

[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

The foregoing assumes a standard 1-disc UMD product and covers mastering, disc and shell, 4-colour disc label, PSP box (or other packaging) and automated assembly of all components, but excludes the cost of Printed Materials other than disc label.

Shrink Wrap is available as an option subject to incremental charges (in addition to the otherwise applicable Platform Charge specified above) of [***] (or as individually quoted in each case for products in non-standard packaging).

The Platform Charge and minimum order and reorder quantities for other “non-standard” Manufactured Materials and/or production processes (subject to availability) shall be as individually quoted in each case.

Demo Discs

PSP Demo Discs are also available. Demos must be from one game profile UMD Publisher only, and content will be limited to a maximum of [***] playable and/or [***] non-playable demo segments (each such segment to feature [***]. Platform Charge is [***]. Demos will have a standard 4-colour disc label and be supplied in a plastic pochette (included in Platform Charge). An Inlay may be provided as Printed Materials. The charge for manual insertion of Inlays shall be as individually quoted in each case. Order quantities shall be multiples of the minimum box shipment advised from time to time by SCEE or the authorised manufacturing facility licensed by SCEE. However, where a separate Demo Disc sku is required for Germany (to comply with German law which requires consumer advisory age ratings to appear not only on the outer packaging but also on the disc label ~ and please note this applies only for product distributed in the German market), the minimum order quantity for initial and reorders of that sku is [***]. Demo discs may not be sold (directly or indirectly) or offered as premium cost items to, or used in the redemption of paid pre-orders for retail Licensed Products by, consumers.

Delivery

SCEE offers free delivery to EEA countries (only) by regular road (and/or, where applicable, sea) services, with airfreight or other expedited delivery available but the incremental costs thereof for Publisher’s account. The minimum quantity per game per drop is [***].

Audit

In order to verify conformity with the Band structure for Licensed Products described above, SCEE will require from time to time at its own expense to inspect and audit the relevant of Publisher’s financial records (and, where applicable, those of Publisher’s associated companies, subsidiaries and/or branch offices in the Licensed Territory). Any such inspection and audit shall take place during normal business hours at Publisher’s principal place of business (or such other location as the relevant books and records are maintained) upon reasonable prior notice and shall, at SCEE’s sole election, be conducted either by an independent chartered or certified accountant or by an appropriately professionally qualified member of SCEE’s staff.

Initialled by	Initialled by

Sony Computer Entertainment Europe	Activision UK Limited

[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 3

to the PSP Licensed Publisher Agreement dated 27 September 2005 between Sony Computer Entertainment Europe Limited and Activision UK Limited

PSP format Software games (Clause 1.1)

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[***]      The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.